EXHIBIT (4)(b)

                         Marketing Consulting Agreement
                                      with
                           Shulman & Associates, Inc.


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                        WEITZER HOMEBUILDERS INCORPORATED

                     5901 Northwest 151st Street, Suite 123
                           Miami Lakes, Florida 33014


                                                   May 14, 1996


Shulman & Associates, Inc.
7777 Glades Road, Suite 231
Boca Raton, Florida 33434

Attention:  Manny J. Shulman

         RE       MANAGEMENT AND ACQUISITION CONSULTING AGREEMENT

Dear Mr. Shulman:

         Formalizing our discussions this is to acknowledge and confirm the terms of our Management and Acquisition Consulting Agreement ("Consulting Agreement") as follows:

          1. APPOINTMENT OF SHULMAN & ASSOCIATES, INC. Weitzer Homebuilders Incorporated ("Weitzer") hereby engages Shulman & Associates, Inc. ("Shulman") and Shulman hereby agrees to render services to Weitzer as a management and acquisition consultant, strategic planner and advisor.

         2. DUTIES. During the term of this Agreement Shulman shall provide advice to, undertake for and consult with Weitzer concerning management, marketing, strategic planning, corporate organization and structure, financial matters in connection with the operation of the business of Weitzer, expansion of services, stockholder relations, expansion, identification, evaluation and structuring business acquisitions and shall review and advise Weitzer regarding its overall progress, needs and condition. Shulman agrees to provide on a timely basis and professional manner the following enumerated services plus any additional services contemplated thereby. Shulman agrees to provide a majority of its time and the time of its principal employees to the affairs of Weitzer for a period of at least three years during the term of this Agreement.

                  (a) The implementation of short range and long term strategic planning to fully develop and enhance Weitzer's assets, resources and services;

                  (b) The implementation of a marketing program to assist Weitzer in broadening the markets for its business and services and promote the image of Weitzer and its business and services;



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Shulman & Associates, Inc.
Attention:  Manny J. Shulman
May 14, 1996
Page 2




                  (c) Assist Weitzer in monitoring the services provided by Weitzer's advertising firm, public relations firm and other professionals to be employed by Weitzer;

                  (d) Advise Weitzer relative to the continued development of a stockholder relations program and to stimulate interest in Weitzer by institutional investors and other members of the financial community;

                  (e) Assist Weitzer in developing programs and resources to enable it to enhance its capacities to secure regulatory approvals;

                  (f) Advise Weitzer relative to the recruitment and employment of key executives consistent with the expansion of operations of Weitzer;

                  (g) Advise and assist Weitzer in identifying, evaluating and structuring business acquisitions, whether in the form of asset purchases, stock purchases, mergers, consolidations, joint ventures, strategic alliances or otherwise, for the account of Weitzer.

         3. TERM. The term of this Consulting Agreement shall be for three years commencing on the date hereof.

         4. COMPENSATION. As compensation for its services hereunder, Shulman shall be issued three-year options (the "Options") to purchase up to 175,000 shares of Common Stock, $.01 par value (the "Shares"), of Weitzer exercisable at a price of $1.50 per share. The Options shall not be transferable in whole or in part by Shulman.

         5. PURCHASE OF SHARES. The exercise price for the Options shall be paid in cash, and appropriate investment restrictions shall be noted against the Shares. Shulman is acquiring the Shares for its own account (as principal) for investment and not with a view towards distribution or resale thereof.

         6. REGISTRATION. Weitzer agrees to provide Shulman with registration rights at Weitzer's cost and expense and include the underlying Shares, whether or not the Options have been exercised, in a registration statement to be filed by Weitzer with the Securities and Exchange Commission within the proximate future.




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Shulman & Associates, Inc.
Attention:  Manny J. Shulman
May 14, 1996
Page 3


         7. EXPENSES. Shulman shall be entitled to reimbursement by Weitzer of such reasonable out-of-pocket expenses as Shulman may incur in performing services under this Consulting Agreement. Any significant expenses shall be approved in advance with Weitzer.

         8. CONFIDENTIALITY. Shulman and Weitzer will not disclose to any other person, firm or corporation, nor use for their own benefit, during or after the term of this Consulting Agreement, any trade secrets or other information designated as confidential by Weitzer or Shulman which is acquired by Weitzer or Shulman during the course of this Agreement. (A trade secret is information not generally known to the trade which gives Weitzer or Shulman, as the case may be, an advantage over its competitors. Trade secrets can include, by way of example, products or services under development, production methods and processes, sources of supply, customer lists, marketing plans and information concerning the filing or pendency of patent applications).

         9. INDEMNIFICATION. Weitzer agrees to indemnify and hold Shulman harmless from and against all losses, claims, damages, liabilities, costs or expenses (including reasonable attorneys' fees (collectively the "Liabilities") joint and several, arising out of the performance of this Consulting Agreement, whether or not Shulman is a part to such dispute. This indemnity shall not apply, however, and Shulman shall indemnify and hold Weitzer, its affiliates, control persons, officers, employees and agents harmless from and against all liabilities, where a court of competent jurisdiction has made a final determination that Shulman engaged in negligent and willful misconduct in the performance of its services hereunder which gave rise to the losses, claim, damage, liability, cost or expense sought to be recovered hereunder. The provisions of this paragraph 9 shall survive the termination and expiration of this Consulting Agreement.

         10. INDEPENDENT CONTRACTOR. Shulman and Weitzer hereby acknowledge that Shulman is an independent contractor. Shulman shall not hold itself out as, nor shall it take any action from which others might infer, that it is a partner of, agent of or a joint venturer of Weitzer.

         11. MISCELLANEOUS. This Consulting Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and supersedes and cancels any prior communications, understandings and agreements between the parties. This Consulting Agreement cannot be modified or changed, nor can any of its provisions be waived, except by written agreement signed by all parties. This Consulting Agreement shall be governed by the laws of the State of Florida. In the event of any

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Shulman & Associates, Inc.
Attention:  Manny J. Shulman
May 14, 1996
Page 4


dispute as to the terms of this Consulting Agreement, the prevailing party in any litigation shall be entitled to reasonable attorneys' fees

         Please confirm that the foregoing correctly sets forth our understanding by signing the enclosed copy of this letter where provided and returning it to us at your earliest convenience.

                                                   Very truly yours,

                                                   WEITZER HOMEBUILDERS
                                                   INCORPORATED


                                                   By:/S/ HARRY WEITZER
                                                      --------------------------
                                                      Harry Weitzer, Chairman


ACCEPTED AND AGREED TO as
of the 14th day of May 1996.


SHULMAN & ASSOCIATES, INC.


By: /S/ MANNY J. SCHULMAN
    -----------------------------
        Manny J. Shulman, President